Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees:
We consent to the incorporation by reference in the Registration Statement (File Number 333-126183) filed on Form S-8 with respect to the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees (the “Plan”) of our report dated May 6, 2006 with respect to the Plan’s financial statements, included in Form 11-K for the Plan’s year ended December 31, 2005, and all references to our firm included in or made a part of the Registration Statement.
/s/ Meaden & Moore, Ltd.
MEADEN & MOORE, LTD.
Certified Public Accountants
June 23, 2006
Cleveland, Ohio
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